FOR IMMEDIATE RELEASE

Ligand Leads $75 Million Royalty Financing in Castle Creek Biosciences

Capital will fund Castle Creek’s D-Fi Phase 3 clinical trial for patients with dystrophic epidermolysis bullosa through topline data results

Ligand invested $50 million and a syndicate of co-investors invested $25 million in return for a high-single digit royalty on D-Fi

JUPITER, Fla., February 25, 2025 – Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today announced it has closed a royalty financing agreement with Castle Creek Biosciences, Inc. to support the Phase 3 clinical study of D-Fi (FCX-007), Castle Creek’s lead candidate, in patients with dystrophic epidermolysis bullosa (DEB).

Ligand originated, structured, and invested $50 million and led a syndicate of co-investors who invested $25 million in exchange for a high-single digit royalty on worldwide sales of D-Fi. The syndicate includes existing Castle Creek investors Paragon Biosciences and Valor Equity Partners and new investor XOMA Royalty Corporation (Nasdaq: XOMA).

“Partnering with Castle Creek is an exciting opportunity to advance an orphan drug-designated gene therapy for a serious unmet medical need through Phase 3 development,” said Todd Davis, CEO of Ligand. “This collaboration reflects our commitment to invest in groundbreaking de-risked treatments that can transform patients' lives and expand our diversified portfolio of revenue-generating assets.”

“We are pleased Ligand and our syndicate of investors recognized the potential of this critical therapy, which we believe represents a significant step forward in addressing the needs of patients living with DEB,” commented Matthew Gantz, president and CEO of Castle Creek. “Having a sophisticated investor like Ligand work closely with our extremely supportive equity partners made this transaction to support our Phase 3 clinical trial possible.”

D-Fi is an injectable autologous gene-modified cell therapy candidate for the treatment of DEB, a devastating, progressive, painful, and debilitating rare genetic skin disorder. DEB is caused by a mutation in the COL7A1 gene, leading to a deficiency of normal type VII collagen (COL7) protein, impairing the connection between the epidermis and the dermis. D-Fi is comprised of a patient’s own dermal fibroblasts, which are genetically modified completely ex vivo with a self-inactivating (SIN) lentiviral vector (LV) containing the COL7A1 gene to express COL7. D-Fi is locally administered by intradermal injection into chronic wounds where the COL7 protein can support the formation of anchoring fibrils in the skin. In clinical studies, D-Fi has been generally well tolerated, with injection site reactions (skin discoloration, erythema, hemorrhage, pain, and swelling) being the primarily reported adverse drug reactions. D-Fi was granted Orphan Drug Designation for the treatment of DEB and granted Rare Pediatric Disease, Fast Track, and Regenerative Medicine Advanced Therapy designations for the treatment of recessive dystrophic epidermolysis bullosa (RDEB) by the FDA.

About Castle Creek Biosciences, Inc.
Castle Creek Biosciences is a late-stage company developing re-dosable gene therapies. It is conducting a pivotal clinical trial of its lead candidate for patients with dystrophic epidermolysis bullosa (DEB). Learn more at castlecreekbio.com.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company enabling scientific advancement through supporting the clinical development of high-value medicines. Ligand does this by providing financing, licensing our technologies or both. Its business model seeks to generate value for stockholders by creating a diversified portfolio of biopharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Ligand’s goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner. Its business model focuses on funding programs in mid- to late-stage drug development in return for economic rights, purchasing royalty rights in development stage or commercial biopharmaceutical products and licensing its technology to help partners discover and develop medicines. Ligand partners with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) in order to generate its revenue. Ligand’s Captisol® platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand’s NITRICIL™ platform technology facilitates tunable dosing, permitting an adjustable drug release profile to allow proprietary formulations that target a broad range of indications. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading biopharmaceutical companies including Amgen, Merck, Pfizer, Jazz, Gilead Sciences, and Baxter International. For more information, please visit www.ligand.com. Follow Ligand on X @Ligand_LGND.

We use our investor relations website and X as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor our website and our X account, in addition to following our press releases, SEC filings, public conference calls and webcasts.

Forward-Looking Statements
This news release contains forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934, by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. All statements, other than statements of historical fact, could be deemed to be forward-looking statements. In some instances, words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our good faith beliefs (or those of the indicated third parties) and speak only as of the date hereof. These forward-looking statements include, without limitation, statements regarding: Ligand’s future royalty payments due under its agreement with Castle Creek, the trial and regulatory success of Castle Creek’s upcoming Phase 3 trial of D-Fi for patients with dystrophic epidermolysis bullosa (DEB), the potential high patient impact, and revenue potential of D-Fi; Ligand may not receive expected revenue under its agreement with Castle Creek or others, Ligand or its partners may not be able to protect their intellectual property, and patents covering certain products and technologies may be challenged or invalidated which could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts

For Ligand:
Investors:
Melanie Herman
investors@ligand.com
(858) 550-7761

Media:
Kellie Walsh
media@ligand.com
(914) 315-6072

For Castle Creek Biosciences:
Sheridan Chaney
(312) 847-1323
sc@paragonbiosci.com